UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MATERIAL SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 4, 2008

Dear Shareowner:

The 2008 Annual Meeting of Shareowners will be held on Thursday, June 26, 2008, at 10:00 a.m. (CDT) at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, 60007. We hope you will attend. We will be voting on the matters outlined in the attached notice of annual meeting and proxy statement. We also will hear management’s report regarding the past fiscal year’s operations.

It is important that your shares be represented at the meeting, regardless of the number you own or whether or not you plan to attend. Accordingly, we urge you to vote your shares as soon as practicable.

I look forward to seeing you on June 26, 2008.

Sincerely,

DR. RONALD A. MITSCH

Non-Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, June 26, 2008, at 10:00 a.m. (CDT) at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, 60007, for the following purposes:

1.	To elect eight directors to the Board;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009; and

3.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of the nominated directors and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Shareowners of record at the close of business on May 2, 2008, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareowners. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. Each shareowner may be asked to present valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and certain other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

James M. Froisland

Senior Vice President, Chief Financial Officer,

Chief Information Officer and Corporate Secretary

Elk Grove Village, Illinois

June 4, 2008

PROXY STATEMENT

This proxy statement is solicited by the Board of Directors of Material Sciences Corporation (“MSC”, the “Company”, “we”, “our” or “us”) and contains information related to the annual meeting of shareowners of the Company to be held on Thursday, June 26, 2008, beginning at 10:00 a.m. (CDT), at the Company’s principal executive offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, 60007, and at any postponements or adjournments thereof. Directions to our facility may be obtained by telephoning (847) 718-8397. This proxy statement is being mailed on or about June 4, 2008 to all shareowners entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareowners will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2008 performance and respond to appropriate questions from shareowners.

Who is entitled to vote at the meeting?

Only shareowners of record at the close of business on May 2, 2008, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. If you were a shareowner of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or at any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. If one or more shareowners give notice before the voting at the meeting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. We have not received such notice from a shareowner as of the date of this proxy statement but if such notice is given to us prior to the voting at the meeting, each holder of our common stock will be entitled, for each share held, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated by the Board or in accordance with our By-Laws) or distribute such votes among two or more such nominees. If such notice is given, each executed proxy will grant the person or persons named therein discretionary authority to cumulate votes in connection with the election of directors, except no votes represented by such proxy may be voted for any nominee with respect to which authority to vote has been withheld on the proxy card or voting instruction card and except to the extent that specific instructions have been given on the proxy card or voting instruction card as to cumulative voting. In the event of cumulative voting, if voting authority is withheld from a particular nominee or nominees, votes will be cumulated in favor of the other nominees, and if different specific instructions are given, the specific instructions will be followed.

Who can attend the meeting?

Shareowners as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and certain other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A majority of the outstanding shares of our common stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. The close of business on May 2, 2008, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were 13,836,366 shares of our common stock outstanding and entitled to vote.

Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting. If there is not a quorum at the meeting, the shareowners entitled to vote at the meeting, whether present in person or by proxy, will only have the power to adjourn the meeting until such time as there is a quorum. The meeting may be reconvened without notice to shareowners, other than an announcement at the prior adjourned meeting, within 30 days after the record date and a quorum must be present at such reconvened meeting.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Shareowners whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareowners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board and management do not expect any additional matters to be presented at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter presented for voting at the meeting, or at any adjournment or postponement thereof, requiring a vote of the shareowners arise, the proxy confers upon the person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

How can I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of MSC a written notice of revocation;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in “street name,” you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

How do I vote my 401(k) shares?

If you are one of our many employees who participate in the MSC common stock fund under our 401(k) plan, you will receive from the plan trustee a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your plan shares will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by June 24, 2008, by filing with the plan trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

How do I vote my ESPP shares?

If you are one of our employees who participate in the MSC Employee Stock Purchase Plan (ESPP), your shares are registered in your name, and you should receive a proxy voting card for your ESPP shares. See “How do I vote?” section above.

What vote is required to approve each item?

Election of Directors. Directors will be elected by the vote of the holders of a majority of shares of common stock represented at the meeting in person or by proxy unless there is cumulative voting. If the vote is conducted by cumulative voting, then the eight nominees receiving the greatest number of votes shall be elected as directors. Shares of common stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy or voting instruction card will not be counted in determining the number of shares necessary for approval if the vote is conducted by cumulative voting.

Other Items. For each other item, including the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy will be required for approval. Abstentions will be treated as being present and entitled to vote on the items and, therefore, will have the effect of votes against the proposal.

Effect of Broker Non-Votes. Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners on matters considered “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; therefore, your shares may be voted on these matters if your shares are held in the name of a brokerage firm, even if you do not provide the brokerage firm with instructions. On non-routine matters, brokers, banks and nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in broker non-votes for those shares. Broker non-votes will not be counted for any purpose in determining whether a matter has been approved. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of our common stock?

The following table contains information regarding the persons known to us that beneficially own more than 5% of our common stock as of May 2, 2008.

Equity Ownership of Certain Beneficial Owners

Name and Address	Number of Shares Beneficially Owned	Percentage of Class (1)
T. Rowe Price Associates, Inc. (2)	689,000	5.0%
100 E. Pratt Street Baltimore, MD 21202

Dimensional Fund Advisors LP (3)	1,227,897	8.9%
1299 Ocean Ave. Santa Monica, CA 90401

Wellington Management Company, LLP (4)	1,040,000	7.5%
75 State Street Boston, MA 02109

Frank L. Hohmann III (5)	1,803,070	13.0%
c/o Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007

Ironwood Investment Management, LLC (6)	1,090,356	7.9%
21 Custom House Street, Suite 240 Boston, MA 02110

Tontine Capital Partners, LP (7)	1,358,654	9.8%
Jeff Gendell 55 Railroad Avenue Greenwich, CT 06830

State of Wisconsin Investment Board (8)	828,340	6.0%
PO Box 7842 Madison, WI 53707

Royce & Associates, LLC (9)	873,400	6.3%
1414 Avenue of the Americas New York, NY 10019

(1)	Based upon the number of shares of our common stock outstanding on May 2, 2008.
(2)	Based on a Schedule 13G/A filed on February 8, 2008 by T. Rowe Price Associates, Inc. (“T. Rowe”), T. Rowe has sole voting power with respect to 35,300 shares and sole dispositive power with respect to all 689,000 shares.
(3)	Based on a Schedule 13G/A filed on February 6, 2008 by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors, Inc.) (“Dimensional Fund”), Dimensional Fund has sole voting and dispositive power with respect to all such shares. According to the 13G/A, all of the shares are owned by certain investment companies, trusts and accounts to which Dimensional Fund serves as an investment manager or advisor and, therefore, Dimensional Fund disclaims beneficial ownership of all such shares.
(4)	Based on a Schedule 13G filed on February 14, 2008 by Wellington Management Company, LLP (“Wellington”), Wellington has shared voting power with respect to 786,400 shares and shared dispositive power with respect to 1,040,000 shares. According to the Schedule 13G/A, all of the shares are owned of record by clients of Wellington, which is deemed to beneficially own such shares in its capacity as investment advisor.

(5)	Mr. Hohmann has sole voting and dispositive power with respect to 1,736,650 shares and shared voting and dispositive power with respect to 40,000 shares. The number of shares beneficially owned includes: 136,650 shares held by Mr. Hohmann individually; 1,600,000 held by grantor retained annuity trusts (GRAT) for which Mr. Hohmann is trustee and beneficiary; 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann is not the trustee and for which he disclaims beneficial ownership; 10,700 shares beneficially owned by Mr. Hohmann’s adult son, for which Mr. Hohmann disclaims beneficial ownership; and 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership. This amount also includes 10,720 shares that may be acquired through the exercise of currently exercisable options.
(6)	Based on a Schedule 13G/A filed on February 14, 2008 by Ironwood Investment Management, LLC (“Ironwood”). Ironwood has sole voting power and sole dispositive power with respect to all shares.
(7)	Based on a Schedule 13G/A filed on February 8, 2008 by Tontine Overseas Associates, LLC (“TOA”); Tontine Capital Partners, LP (“TCP”); Tontine Capital Management, LLC (“TCM”); and Jeffrey L. Gendell. TOA has shared voting power and shared dispositive power with respect to 322,600 shares, TCP has shared voting power and shared dispositive power with respect to 1,036,054 shares, TCM has shared voting power and shared dispositive power with respect to 1,036,054 and Jeffrey L. Gendell has shared voting power and shared dispositive power with respect to 1,358,654 shares.
(8)	Based on a Schedule 13G filed on February 8, 2008 by State of Wisconsin Investment Board. State of Wisconsin Investment Board has sole voting power and sole dispositive power with respect to all shares.
(9)	Based on a Schedule 13G/A filed on February 1, 2008 by Royce & Associates, LLC (“Royce”). Royce has sole voting power and sole dispositive power with respect to all shares.

How much common stock do our directors and executive officers own?

The following table provides certain information, as of May 2, 2008, on the beneficial ownership of our common stock by each director of MSC, each nominee for director of MSC, the executive officers named in the Summary Compensation Table below, and the directors and executive officers of MSC as a group. To our knowledge, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is c/o Material Sciences Corporation, 2200 East Pratt Blvd., Elk Grove Village, IL 60007.

Name	Number of shares directly owned (1)	Number of shares under exercisable options (2)		Total number of shares beneficially owned	Percent of class
Non-Employee Directors

Mr. Avrum Gray	0	4,420		4,420	*

Mr. Frank L. Hohmann III (3)	1,792,350	10,720		1,803,070	13.0%

Mr. Samuel Licavoli	0	0		0	*

Mr. Patrick J. McDonnell	0	0		0	*

Dr. Ronald A. Mitsch	26,021	10,818		36,839	*

Mr. John Reilly	3,000	0		3,000	*

Mr. Dominick J. Schiano	0	0		0	*

Named Executive Officers

Mr. Clifford D. Nastas	32,463	0		32,463	*

Mr. James M. Froisland	8,200	0		8,200	*

Mr. Mark J. Gresser	6,919	0		6,919	*

Mr. John M. Klepper	9,110	1,800		10,910	*

Mr. Robert R. Rogowski	0	0		0	*

All Executive Officers and Directors as a group (14 Persons)	1,882,063	27,758	(4)	1,909,821	13.8%

*	Less than 1%
(1)	Includes all shares deemed beneficially owned in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, except for shares that may be acquired through the exercise of stock options, which information is set forth separately.
(2)	Includes shares subject to options that are exercisable on May 2, 2008 and options which become exercisable within 60 days thereafter.
(3)	Mr. Hohmann has sole voting and dispositive power with respect to 1,736,650 shares and shared voting and dispositive power with respect to 40,000 shares. The number of shares beneficially owned includes: 136,650 shares held by Mr. Hohmann individually; 1,600,000 held by grantor retained annuity trusts (GRAT) for which Mr. Hohmann is trustee and beneficiary; 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann is not the trustee and for which he disclaims beneficial ownership; 10,700 shares beneficially owned by Mr. Hohmann’s adult son, for which Mr. Hohmann disclaims beneficial ownership; and 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership.
(4)	Includes shares underlying currently exercisable options to purchase 27,758 shares of common stock that our current directors and executive officers have the right to acquire within 60 days of May 2, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of shares of our common stock with the SEC. Directors, executive officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of filings with the SEC, copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, from March 1, 2007 through February 29, 2008, our directors, executive officers and greater than 10% shareowners complied with the reporting requirements of Section 16(a) on a timely basis.

ELECTION OF DIRECTORS

(Item No. 1 On Proxy Or Voting Instruction Card)

The eight persons listed below, at the recommendation of the Compensation, Organization and Corporate Governance Committee, are nominated by the Board to be elected for a period to end at the 2009 Annual Meeting of Shareowners, when they may be nominated by the Board to be re-elected, successors being elected and qualified or, as provided in our By-Laws, upon the earliest of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the eight nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends. All of the nominees currently serve as members of the Board.

The Company has a policy calling for the retirement of directors at the annual shareowners meeting immediately following a director’s 72nd birthday. The Board has waived the application of that policy for Dr. Mitsch and Mr. Gray for their next terms as directors.

Information regarding the nominees, as of May 2, 2008, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Mr. Avrum Gray Age 72	Director since 2003

Mr. Gray is Chairman and Founding Partner of G-Bar Limited Partnership and affiliates (1982 to present), one of the nation’s largest independent options trading firms and a leading specialist in computer-based arbitrage activities in the derivatives markets; and was Chairman of the Board of Alloy Consolidated Industries, a privately held automotive aftermarket company (1969-1991); and Chairman of the Board, Lynch Systems, Inc., (1991-2001), a capital equipment manufacturer. Mr. Gray is a member of the Board of Directors of The LGL Group, Inc., an AMEX listed manufacturing company (1999 to Present); Nashua Corporation, a NASDAQ National Market listed manufacturer of paper products and labels (2001 to Present); SL Industries, Inc., an AMEX listed manufacturer of power and data quality equipment and systems (2001 to Present) and Lynch Interactive Corp., a multimedia services corporation. He is also a member of Illinois Institute of Technology Financial Markets and Trading Advisory Board; a trustee of Spertus College; a governing member of the Chicago Symphony Orchestra; a member of the Board of Directors of Lyric Opera Chicago; former member of Illinois Institute of Technology Board of Overseers MBA program; the former chairman of Chicago Presidents Organization; former Chairman of the Board of Trustees of Spertus College; and a former Presidential Appointee to the United States Department of Commerce.

Mr. Frank L. Hohmann III Age 62	Director since 2002

Mr. Hohmann, a private investor, spent 23 years with Donaldson, Lufkin & Jenrette, which was acquired by Credit Suisse First Boston. Mr. Hohmann was a managing director in the equity derivatives group at Credit Suisse First Boston until he retired on January 2, 2002. From 1974 to 1978, he was a managing director at WM Sword and Co. He is a member of the board of directors of Egerton Capital Limited, a trustee of Winterthur Museum, and a trustee of Madison Avenue Presbyterian Church.

Mr. Sam Licavoli Age 66	Director since 2006

Mr. Licavoli is currently retired after serving as the President and Chief Executive Officer of the Industrial Products Group of Businesses at Textron, Inc. from January 2002 through March 2003. Prior to this he served as Chairman, President and Chief Executive Officer of Textron’s Industrial Products Group from July 2000 through January 2002 and as Chairman, President and Chief Executive Officer of Textron’s Automotive Group from June 1998 through July 2000. Mr. Licavoli served as President of Textron’s Automotive Trim Company from 1996 through June 1998. He is a member of the Board of Directors of Waterbury Companies, Inc. and Taylor-Wharton International, a private equity portfolio company.

Mr. Patrick J. McDonnell Age 64	Director since 2006

Mr. McDonnell is president and chief executive officer of The McDonnell Company, LLC, a management consulting company that he founded in 2000. From 1999 to 2000, he was the President of Jordan Professional Services. From 1998 to 1999, he was President and Chief Operating Officer of LAI Worldwide, a SEC Registrant Executive Search Firm. In 1998, he was the Global Director of Assurance Services for PricewaterhouseCoopers LLP. Mr. McDonnell was a partner in Coopers & Lybrand LLP from 1979 to 1998, serving from 1993 to 1998 as the Vice Chairman of Business Assurance. Mr. McDonnell is a member of the Board of Directors of First Midwest Bancorp.

Dr. Ronald A. Mitsch Age 73	Director since 1999

Dr. Mitsch was named our Non-Executive Chairman of the Board in April 2003. Dr. Mitsch retired as Vice Chairman and Executive Vice President, Industrial and Consumer Markets and Corporate Services of the 3M Company in 1998. Dr. Mitsch had served in these capacities since 1995. Since joining the 3M Company in 1960, Dr. Mitsch held several key management positions including Senior Vice President, Research and Development. Dr. Mitsch is a Life Trustee of Hamline University.

Mr. John Reilly Age 64	Director since 2004

Mr. Reilly is the retired Chairman, President and CEO of Scott Technologies, Inc. He has more than thirty years of experience in the automotive industry, where he has served as senior officer with a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar International and has served as President of Brunswick Corporation and Chairman, CEO and President of Figgie International. Mr. Reilly serves on the Board of Directors of Exide Technologies, where he is Non-Executive Chairman of the Board, The Timken Company, and Marshfield Door Systems, Inc.

Mr. Dominick J. Schiano Age 53	Director since June 2007

Mr. Schiano is Vice Chairman and Global Industry Partner of DLJ Merchant Banking, a private equity investor and an affiliate of Credit Suisse, a position he has held since March 2007. Prior to joining Credit Suisse, he served as a Managing Director and member of the investment committee of Questor Partners Funds, a position he held from 2003 to 2007. From 1997 to 2003, he served in several leadership roles at Textron Inc., including Executive Vice President and General Manager of the Threaded Products Group at Textron Fasteners Inc. and Executive Vice President and Chief Financial Officer of Textron Automotive Inc.

Mr. Clifford D. Nastas Age 45	Director since 2005

Mr. Nastas has served as our Chief Executive Officer and as a member of the Board since December 1, 2005. Mr. Nastas served as our President and Chief Operating Officer from June 2005 to December 2005, and as our Executive Vice President and Chief Operating Officer from October 2004 through June 2005. Prior to that time, he held numerous executive positions with MSC including: Vice President and General Manager of the Engineered Materials and Solutions Group from May 2004 to October 2004; Vice President of Sales and Marketing of the Engineered Materials and Solutions Group from July 2003 to May 2004; and Vice President of Marketing of MSC Laminates and Composites Inc. from January 2001 to July 2003. Mr. Nastas served as the Global Automotive Business Director for Honeywell International Inc., a technology and manufacturing provider of aerospace products, control technologies, automotive products, specialty chemicals and advanced materials, from 1995 until he joined the Company in January 2001.

The Board of Directors recommends a vote FOR the election of each of the directors listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

How often did the Board meet in fiscal 2006?

The Board held 9 meetings, including 1 telephonic meeting, during fiscal 2008. Each current director attended at least 75% of the aggregate of total number of meetings of the Board and the total number of meetings of committees on which the director served that were held while the director was a member thereof during the last fiscal year.

What is the attendance policy for directors at our annual meeting?

All directors properly nominated for election at the meeting are expected to attend the annual meeting of shareowners. At the 2007 annual meeting of shareowners, all of the directors then nominated for election, were present either in person or telephonically.

Which of our directors are independent?

The Compensation, Organization and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Seven of MSC’s eight current directors are non-employee directors. Only Mr. Nastas, our Chief Executive Officer is not a non-employee director. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the non-employee directors and MSC did not indicate any material transactions or relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors. Based on the report of the Compensation, Organization and Corporate Governance Committee, the Board affirmatively determined that each of its non-employee directors nominated for election at the annual meeting are independent under applicable New York Stock Exchange listing standards.

Which members of the Audit Committee meet the independence and financial literacy requirements for audit committee members?

All four current members of the Audit Committee meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that Messrs. McDonnell and Reilly satisfy the “audit committee financial expert” criteria established by the Securities and Exchange Commission and have accounting and financial management expertise as required under the New York Stock Exchange listing standards.

What committees has the Board established?

The Board’s Audit Committee and Compensation, Organization and Corporate Governance Committee are each comprised of independent directors under applicable New York Stock Exchange listing standards. The Audit Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The following is a description of the members, responsibilities and the number of meetings each of the Audit Committee, the Compensation, Organization and Corporate Governance Committee and the Executive Committee held in fiscal 2008:

Committee	Members	Primary Responsibilities	# of Meetings in Fiscal Year 2008

Audit	Reilly (Chairperson) McDonnell Mitsch Schiano

•       Assists the Board in its oversight of the company’s accounting, auditing and reporting practices.

•       Monitors the integrity of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements and the company’s system of internal controls.

•       Selects, evaluates, and, when appropriate, replaces the independent auditor, and pre-approves audit, internal control-related and permitted non-audit services.

•       Monitors the qualifications, independence and performance of the company’s internal and independent auditors.

10, including 5 telephonic

Compensation, Organization and Corporate Governance	Hohmann (Chairperson) Gray Mitsch Licavoli

•       Determines the compensation of our executive officers and key employees.

•       Reviews and approves cash incentive compensation paid to key employees.

•       Reviews and makes recommendations to the Board regarding the company’s compensation and benefit plans and policies.

•       Reviews corporate practices relating to succession planning.

•       Identifies and recommends candidates for election to the Board.

•       Oversees the evaluation of the Board and management.

•       Approves our corporate governance principles and our Code of Business Ethics.

9, including 6 telephonic

Committee	Members	Primary Responsibilities	# of Meetings in Fiscal Year 2008

Executive Committee	Mitsch (Chairperson) Licavoli Nastas

•      Advising CEO and senior management in strategic and operational planning and development

•      Reviewing and reporting to the Board on CEO leadership development and progress

•      Facilitating CEO reporting to Board on strategic planning and fostering communication among the Board and senior management

•      Counseling CEO on significant corporate commitments

13,including 11 telephonic

The Compensation, Organization and Corporate Governance Committee has the power and authority to act as MSC’s nominating committee. It may delegate its authority to perform functions related to compensation matters, although it has not elected to do so.

The Board has adopted written charters for each of the Audit and the Compensation, Organization and Corporate Governance Committees which set forth the roles and responsibilities of each committee. Those written charters are available on our website at www.matsci.com and are available to any shareowner in print upon request.

Does the Board have a lead director and does it hold executive sessions?

The Board of Directors approved the Corporate Governance Guidelines which designates the chairperson of the Compensation, Organization and Corporate Governance Committee as the lead director of the Board when our Chief Executive Officer also holds the position of Chairman of the Board. The lead director’s primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The position of Chief Executive Officer and Chairman are not currently held by the same person. Accordingly, Dr. Mitsch, as Non-Executive Chairman of the Board, presides over the executive sessions of the Board. Dr. Mitsch was re-appointed as Non-Executive Chairman of the Board to serve a term ending on June 28, 2008 or until his earlier death, resignation or removal.

How can I communicate with the Board?

Interested parties, including shareowners, may communicate with the Board, Dr. Mitsch, the lead director, the Chairman of the Audit Committee or the non-employee directors individually or as a group by writing to those individuals or the group at the following address: Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

The Compensation, Organization and Corporate Governance Committee approved a process for handling letters received by MSC and addressed to the Board, the lead director, the Chairman of the Audit Committee or the non-employee directors as a group. Under that process, MSC’s Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by MSC that is addressed to members of the Board and request copies of such correspondence. There was no such correspondence received during fiscal 2008.

When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist MSC in effectively addressing your concern, you may choose to remain anonymous, and MSC will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with the procedures established by the Audit Committee with respect to such matters.

How are directors compensated?

The following table sets forth the cash and equity compensation earned or paid to each of our non-employee directors in fiscal year 2008.

Director Compensation for Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Avrum Gray	$44,000	$0	$44,000
Frank L. Hohmann III	$49,000	$5,481	$54,481
Sam Licavoli	$44,000	$17,078	$61,078
Patrick J. McDonnell	$49,500	$25,092	$74,592
Ronald A. Mitsch	$132,500	$5,481	$137,981
John Reilly	$59,500	$1,779	$61,279
Dominick J. Schiano	$29,000	$13,350	$42,350

(1)	Represents the compensation cost recognized by the Company in fiscal year 2008 related to phantom stock awards made to the directors in fiscal year 2008 as well as prior fiscal years computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments,” referred to in this proxy statement as “FAS 123R.” The assumptions used in determining the FAS 123R values are set forth in Note 12, “Equity and Compensation Plans,” to our consolidated financial statements included in our annual report on Form 10-K for the year ended February 29, 2008. For a description of the terms of these phantom stock units, please see the description below of the 2004 Long-Term Incentive Plan for Non-Employee Directors. In fiscal year 2008, the grant date fair value computed under FAS 123R of each award of phantom stock granted to a director is set forth below. The total number of phantom stock units held by each director as of February 29, 2008 is as follows: Mr. Gray (10,881), Mr. Hohmann (9,185), Mr. Licavoli (5,764), Mr. McDonnell (3,400), Mr. Mitsch (9,185), Mr. Reilly (10,277) and Mr. Schiano (1,809). Outstanding phantom stock units are revalued at the current market price each quarterly period in accordance with FAS 123R. The total number of phantom stock units granted to each director in the fiscal year ended February 29, 2008 is as follows: Messrs. Gray, Hohmann, Licavoli, McDonnell, Mitsch and Reilly (3,400) and Mr. Schiano (1,809).

Director	Grant Date	Number of Shares of Phantom Stock (#)	Grant Date Fair Value ($)
Avrum Gray	March 1, 2007	790	$8,011	(a)
Frank L. Hohmann III	June 1, 2007	801	$8,811	(b)
Samuel Licavoli	September 1, 2007	781	$8,505	(c)
Patrick J. McDonnell	December 1, 2007	1,028	$8,502	(d)
Ronald A. Mitsch
John Reilly
Dominick J. Schiano (Joined Board of Directors in June 2007)	March 1, 2007	—	—
	June 1, 2007	—	—
	September 1, 2007	781	$8,505	(c)
	December 1, 2007	1,028	$8,502	(d)

(a)	Based on the closing stock price of the Company’s common stock on the grant date of $10.14.

(b)	Based on the closing stock price of the Company’s common stock on the grant date of $11.00.
(c)	Based on the closing stock price of the Company’s common stock on the grant date of $10.89.
(d)	Based on the closing stock price of the Company’s common stock on the grant date of $8.27.

Each non-employee director receives (1) an annual retainer of $30,000, (2) $1,000 per meeting for attendance at Board meetings or Board committee meetings (other than Audit Committee meetings), (3) $1,500 per meeting for attendance at Audit Committee meetings, (4) $10,000 per year for chairing the Audit Committee, (5) $5,000 per year for chairing the Compensation, Organization and Corporate Governance Committee, (6) $1,000 for special telephonic meetings and (7) reimbursement for normal travel expenses. The annual retainer is paid in cash, shares of common stock, deferred stock units entitling such non-employee directors to receive stock at a future date or any combination thereof based on the preference of the director. In addition to Board and other committee fees noted above, the Non-Executive Chairman of the Board receives an annual fee of $75,000.

The Board adopted the 2004 Long-Term Incentive Plan for Non-Employee Directors on May 13, 2004. The plan provides for phantom stock units (payable only in cash) to be granted to each non-employee director on March 1, June 1, September 1 and December 1 of each fiscal year. Each unit represents the number of shares of our common stock equal to the quotient of $8,500 divided by the closing sale price of our common stock on the grant date. The units vest immediately and are redeemable upon the earlier of (1) five years from the date of grant or (2) such director ceasing to be a member of the Board of Directors for certain reasons. Upon redemption, the director receives a cash amount equal to the number of shares of common stock represented by the unit multiplied by the 30-day trading average of our common stock. No grants may be made under the plan after May 12, 2009.

Do we have Corporate Governance Guidelines?

We are committed to the highest standards of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, which, among other things, sets forth the qualifications and other criteria for director nominees, as established by the Compensation, Organization and Corporate Governance Committee. The desired skills and experience for prospective Board members is described in more detail below under the caption “Director Nominations to be Considered by the Board.” Our Corporate Governance Guidelines are available on our website at www.matsci.com and are available in print to any shareowner who requests them.

Pursuant to our Guidelines and to better align the interests of our shareowners with our directors and executive officers, we require each director and executive officer to invest in a specified amount of our common stock pursuant to a program established in 1999. Our Compensation, Organization and Corporate Governance Committee oversees this program.

Do we have a Code of Business Ethics?

All of our directors and employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by our Code of Business Ethics, which is in compliance with the requirements of the New York Stock Exchange and the Securities and Exchange Commission, to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Our Code of Business Ethics is available on our website at www.matsci.com and is available in print to any shareholder who requests it.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under MSC’s equity compensation plans as of February 29, 2008. MSC’s shareowners have approved all of these plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (1)
Equity Compensation Plans Approved by Security Holders	188,483	$11.96	923,768
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	188,483	$11.96	923,768

(1)	All shares reflected are shares available for issuance under the 1992 Omnibus Stock Awards Plan for Key Employees and may be granted in the form of options, restricted shares or other awards.

A complete description of our share based plans is set forth in Note 12, “Equity and Compensation Plans,” to our consolidated financial statements included in our annual report on Form 10-K for the years ended February 29, 2008 and February 28, 2007.

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

(Item No. 2 On Proxy Or Voting Instruction Card)

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009, and has further directed that the Board submit the selection of the independent registered public accounting firm for ratification by the shareowners at the annual meeting.

Shareowner ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte & Touche LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. If the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the best interests of MSC and its shareowners.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Fees Paid to Independent Auditors

The following table sets forth the amount of fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended February 29, 2008 and February 28, 2007.

	2008	2007
Audit	$1,291,450	$1,187,177
Tax	23,090	124,306
All Other	0	58,050

Total Fees	$1,314,540	$1,369,533

Audit Fees.    This category includes the fees for professional services performed by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, attestation of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and reviews of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements for both 2008 and 2007.

Tax Fees.    Tax fees for 2008 and 2007 were for support for various tax compliance matters.

All Other Fees.    All Other fees in 2007 were for advice relating to transactional matters.

Pre-Approval of Services by Independent Registered Public Accounting Firm

The Audit Committee has adopted a pre-approval policy for the provision of audit, non-audit and internal control-related services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee approves on an annual basis all audit, permissible non-audit and internal control-related services provided by our independent registered public accounting firm and all related fees. The Audit Committee chairperson or any other member of the Audit Committee can approve audit, non-audit and internal control-related services required in the absence of a quorum of the Audit Committee. The chairperson or members who approve such services must report, for informational purposes only, any such approved decisions to the Audit Committee at its next scheduled meeting. In limited and exceptional circumstances, MSC may engage our independent registered public accounting firm to perform non-audit services without pre-approval, so long as the aggregate amount of such services do not exceed $10,000 (our threshold for the de minimis exception to the Securities and Exchange Commission’s pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services), the services were not recognized to be non-audit services at the time of the engagement and the services and fees are promptly brought to the attention of the Audit Committee and approved by either the Audit Committee, the Audit Committee Chairperson or any other members of the Audit Committee before completion of the audit. In pre-approving the services generating fees in fiscal 2008, the Audit Committee did not rely on the de minimis exception. In making its recommendation to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2009, the Audit Committee determined that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP.

Attendance of Independent Auditors at Annual Meeting

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

REPORT OF AUDIT COMMITTEE

Management is responsible for MSC’s financial reporting process, including its internal accounting and financial controls, its disclosure controls and procedures, the internal audit function, and compliance with MSC’s legal and ethics programs, as well as the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. MSC’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of MSC’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has relied on management’s representation that the financial statements have been prepared with objectivity and in conformity with accounting principles generally accepted in the U.S. It has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. The Audit Committee’s responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by MSC to shareowners, the Securities and Exchange Commission and others, monitoring MSC’s financial reporting processes and internal control systems and retaining and overseeing MSC’s independent auditor and internal auditors. A more complete description of the duties and responsibilities of the Audit Committee is set forth in its written charter adopted by the Board of Directors.

In overseeing the preparation of the financial statements of MSC, the Audit Committee met with management and Deloitte & Touche LLP to review and discuss MSC’s audited financial statements prior to their issuance and to discuss significant accounting policies applied by MSC in its financial statements, as well as alternative treatments, if any.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with Deloitte & Touche LLP their independence. The Audit Committee has also reviewed the non-audit services provided by Deloitte & Touche LLP, and considered whether the provision of those services was compatible with maintaining the independence of Deloitte & Touche LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of MSC be included in its Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and be filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Mr. John P. Reilly, Chairperson

Mr. Patrick J. McDonnell

Dr. Ronald A. Mitsch

Mr. Dominick J. Schiano

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The goal of the Company’s executive compensation program is to create long-term value for the Company’s shareowners. To this end, the Company’s executive compensation program is designed to reward executives based on favorable performance and results and to provide the named executive officers with incentives to grow the Company’s business and increasing shareholder value. The Compensation, Organization and Governance Committee (the “Committee”) designed the Company’s executive compensation program to implement this goal by:

•	providing the named executive officers with opportunities for rewards that are directly tied to the Company’s financial and operating performance;

•	providing forms of compensation intended to align the named executive officers’ interests with those of the shareowners; and

•	providing compensation awards structured to encourage the named executive officers to remain as productive long-term employees of the Company.

Oversight of the Executive Compensation Programs

The Company’s compensation plans and policies for its employees, including its named executive officers, are overseen, approved, and administered by the Committee. The Committee is composed exclusively of non-employee directors who are independent under applicable New York Stock Exchange listing standards. For a more detailed account of the Committee’s compensation related responsibilities and its composition, please see “Board of Directors and Corporate Governance – What committees has the Board established?” in this proxy statement.

Compensation Objectives

Provide Incentives for Performance

The Committee believes that the named executive officers should be rewarded for favorable Company and individual performance and that opportunities for rewards should be directly tied to the Company’s financial and operating performance. Annual and long-term incentive awards are structured to provide competitive compensation that can increase as performance improves. Key elements of executive compensation that depend on the Company’s or the officer’s performance include:

•	Annual incentive award payouts are tied to achievement of financial performance targets, with opportunities for more compensation, the better the Company’s results;

•

A portion of each named executive officer’s annual incentive award is based on achievement of personal goals and objectives, so an officer’s compensation varies based on his or her personal performance; and

•	Long-term incentive awards are contingent upon the Company achieving specific financial goals over a three-year period.

Alignment of Management Interests with Shareowner Interests

The Committee also provides compensation and adopts policies that try to align the interests of the named executive officers with those of the shareowners, such as:

•

Granting named executive officers compensation opportunities in the form of equity awards, so that the compensatory value of an award to an officer corresponds with changes in the Company’s stock price;

•	Making cash and equity awards contingent upon the Company achieving financial measures that correlate with long-term shareowner value such as income from operations and earnings per share; and

•	Adopting share retention guidelines that require executives to acquire and hold an amount of stock equal to a multiple of their annual base salary.

Retain High Quality Executives

The Committee aims to reward and retain the Company’s named executive officers by:

•	offering competitive base salaries and annual and long-term performance incentive opportunities; and

•	granting equity awards that require continued employment to vest.

Fiscal Year 2008 Awards under the 2007 Incentive Plan and Fiscal Year 2009 Awards under the Fiscal Year 2009 Plan

The 2007 Incentive Plan (“Fiscal 2008 Plan”), which was approved by shareowners during fiscal year 2008, and the related Fiscal Year 2009 Incentive Plan (“Fiscal 2009 Plan”), provide for short and long-term performance-based awards to eligible participants, including the named executive officers. Fiscal year 2008 awards were issued under the Fiscal 2008 Plan, while fiscal year 2009 awards were issued under the Fiscal 2009 Plan. These plans give the Committee the capacity to use a wide range of performance measures for awards to provide a variety of goals as incentives to encourage ongoing performance. The short-term awards under each plan are annual incentive awards issued under the management incentive plan, or “MIP.” The awards are designed to meet the Committee’s objectives, as described below:

•

Minimum Company performance goals must be achieved for any MIP award payout. Specifically, the 2008 and 2009 MIP awards are contingent on the Company satisfying a minimum pre-tax income from operations target and earnings per share target, respectively. The Committee believes that tying the MIP awards to Company performance encourages better financial results and aligns the named executive officers’ interests with the interests of shareowners.

•

For a full payout under the MIP, each participant must meet his or her individual goals. For the named executive officers other than the Chief Executive Officer, these goals are determined by the Chief Executive and presented to the Committee, which approves or modifies them. For the Chief Executive Officer, individual goals are determined by the Committee. The individual goals consist of quantitative and qualitative performance goals within the applicable participant’s control and are designed to result in cost savings, productivity increases, and development and progress within the Company’s strategic plan.

•	Long-term awards provide equity compensation to the participants, thereby aligning named executive officer interests with the creation of shareowner value.

The Company has adopted the Fiscal 2009 Plan to facilitate special awards and to incentivize employees in an arrangement other than the Fiscal 2008 Plan. The Committee believed that, for fiscal 2009, the use of special incentives to encourage both Company performance and employee retention was appropriate due to changes in market conditions.

For fiscal 2009, all of the MIP payout, if earned, will be made in cash, while the fiscal 2008 MIP awards would have been paid 75% in cash and 25% in restricted stock. The Committee believes that, with respect to short-term compensation, the shift to all cash for the fiscal 2009 MIP payout provides an additional incentive for participants to satisfy their individual goals and to satisfy the Company performance goal for fiscal 2009 because their full compensation reward will be immediate.

The fiscal 2009 long-term awards, if earned, are payable entirely in non-qualified stock options, while the Fiscal 2008 Plan contemplated an award of 40% restricted stock and 60% non-qualified stock options. The Committee believes that, with respect to long-term compensation, the shift to entirely non-qualified stock options provides additional incentive for participants to satisfy their individual goals and to satisfy the Company performance goal for fiscal 2009. The value of options, which were issued with an exercise price above the Company’s fair market value at the date of grant, will increase only if the Company’s stock value increases. This requirement to increase stock value aligns the named executive officers’ interests with those of other shareowners, encourages long-term employment, and directly ties compensation to the Company’s financial and operating performance.

Implementing Our Objectives

Determining Compensation

The Committee seeks the advice of the Chief Executive Officer and the Vice President, Human Resources with respect to compensation for the named executive officers other than the Chief Executive Officer. The Committee determines Chief Executive Officer compensation and approves the compensation for each other named executive officer. The Committee has engaged an independent compensation consultant, Hay Group, Inc., which we refer to as “Consultant,” to provide the Committee with market and competitive information to assist the Committee in making compensation determinations for all of the named executive officers and to develop compensation programs for them.

In determining compensation for the named executive officers in fiscal 2008 and 2009, the Committee considered the following:

•	information from the Consultant, including information on competitive compensation levels;

•	the Company’s financial and operating performance;

•	individual performance against established goals, responsibilities, and experience;

•	trends in executive compensation practices; and

•	recommendations of the Chief Executive Officer with respect to the other named executive officers.

Periodically throughout the year, the Committee discusses, as appropriate, the philosophy for the overall compensation packages, and decides whether changes should be made in the components of the package and/or the mix of the packages or whether special awards are appropriate or desirable.

Role of Management

Generally, the Chief Executive Officer and the Vice President, Human Resources assist the Committee in reaching decisions on named executive officer compensation, other than that of the Chief Executive Officer. This assistance can include making recommendations to the Committee regarding salary and incentive compensation levels based on management’s review of performance, achievement of goals and objectives, and competitive market information. The other named executive officers do not play a role in their own compensation determinations or that of others, except to discuss their own respective individual performance goals and objectives with the Chief Executive Officer. No named executive officers are involved in determining director compensation.

Role of Consultant

The Committee uses information and advice from the Consultant to assist it in determining the competitiveness of the Company’s compensation packages. The Committee has from time to time directly engaged the Consultant to provide the Committee with an analysis of competitive compensation levels based on comparable job content evaluations. The analysis uses a percentile scale to compare the named executive officers’ (1) base salary; (2) base salary plus annual cash incentive award (“Total Cash Compensation”); and (3) Total Cash Compensation plus annual long-term incentive awards against equivalent amounts paid to officers who hold comparable positions in other companies contained in the Consultant’s proprietary industrial market executive compensation report. The Consultant has also provided the Committee with general views on specific compensation programs developed by the Committee from time to time. The Consultant advised the Committee on, and assisted the Committee in the development of, the Fiscal 2008 Plan and the Fiscal 2009 Plan.

The Committee also receives benchmark information from management and other directors of the Company. The Committee does not use a single industry group or market index for compensation analysis purposes because many companies within the Company’s industry are considerably larger than the Company or are not public and do not disclose any compensation information. Further, many companies of similar size in the Company’s general industry do not engage in the same type of businesses as the Company. Therefore, the Committee’s compensation decisions are made on a subjective basis, after taking into account the many factors available to it for consideration.

Elements of Compensation

Cash Compensation

The cash compensation of the Company’s named executive officers includes their base salary and the cash portion, if any, of their annual incentive compensation.

Base Salary

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and approves salaries of the other named executive officers. In each case, the Committee considers competitive salary practices, the executive’s individual performance, responsibilities, and experience, as well as Company performance. Generally, the Committee targets base salaries for the named executive officers at levels above the Committee’s estimate of the market median for similarly positioned officers, based on its review of published compensation surveys, information from the Consultant, and information from management and other directors. In addition, a comparison of the compensation of similar jobs is performed by comparing job title and responsibility information to comparative market information provided by the Consultant. The Company believes compensation above the median is important to retain the named executive officers, but we attempt to maintain salaries at a level that will permit future increases as a reward for satisfaction of Company and individual performance goals.

Based on the desire to maintain a competitive pay package for the named executive officers, the Committee increased Mr. Nastas’s annual base salary from $350,000 to $400,000, an increase of approximately 14.3%, during fiscal 2008. Messrs. Froisland, Gresser and Klepper, the other named executive officers employed for fiscal 2007, each had annual base salary increases of approximately 3.7%, respectively, for fiscal 2008. For fiscal 2009, the Committee reviewed the compensation of the named executive officers and, based on market conditions, decided not to increase their base compensation.

Annual Incentive Awards

The Company did not achieve its performance target for fiscal 2008 pursuant to the MIP and, therefore, did not make any MIP payouts during fiscal 2008. See the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column in “The Grants of Plan-Based Awards Table” for target payments for the named executive officers under the MIP for fiscal 2008.

The MIP provides that full-time management employees selected by the Committee, including named executive officers, are able to earn an incentive bonus for the fiscal year based on an earnings target determined by the Committee at the beginning of the fiscal year. For fiscal 2008, the performance target was based on the Company’s income from continuing operations before taxes (“Profit”). The Committee established a target level of Profit and participants became eligible for a payout if Profit was at least 75% of the target level.

Each participant’s payout opportunity was a specified percentage of a bonus pool. The Committee designed the fiscal MIP awards by first determining the aggregate pool to be divided among the participants. This aggregate payout opportunity level was designed to approximate the median as compared to other companies in the Company’s general industry for each of the named executive officers. Each MIP participant would have received a percentage of the aggregate pool based on a percentage of their base salary appropriate for their position.

The fiscal 2008 MIP payout would have been based 60% on overall Company performance as determined by achievement of the Profit target, while the remaining 40% of the MIP payout would have been based on achievement of individual goals and objectives established for such executive. To receive the full amount of the executive’s MIP payment, the executive would have had to achieve all of his or her goals and objectives. To the extent he or she did not achieve the individual goals, the executive would have received proportionately less than the full amount of the MIP payout.

In April 2008, the Company issued the MIP awards under the Fiscal 2009 Plan for the 2009 fiscal year. Like the annual incentive awards for 2008, the 2009 annual incentive awards (1) consist of a bonus pool to be divided among participants based on the relative percentage of the eligible individuals’ respective base salaries, (2) provide for increasing payouts if the Company exceeds its performance target of earnings per share for fiscal 2009, and (3) are based 60% on Company performance and 40% on individual performance. The aggregate pool available for payout was determined in the same manner and at the same comparative level as the aggregate MIP bonus pool for the fiscal 2008 MIP awards.

In establishing the targets for the fiscal 2008 and 2009 MIP awards, the Committee considered the Company’s recent financial performance and competitive market information and set targets which it believes to be a reasonable “stretch” to achieve the minimum payout under the MIP.

Long-Term Incentive Awards

Long-term incentive awards are designed by the Committee to encourage the named executive officers to focus on the long-term performance of the Company by using multi-year performance goals and/or multi-year vesting of the awards. Long-term incentive awards are either equity awards or otherwise tied to equity, both of which serve to align named executive officer interests with shareowner interests. In fiscal 2009, the Committee determined to increase the focus on stock options to further encourage increases.

On February 22, 2007, the Committee approved the granting of a series of restricted share awards under the Amended and Restated 1992 Omnibus Stock Awards Plan for Key Employees (the “1992 Plan”) to Mr. Nastas based on the Company’s achievement of its annual operating plan target income before income taxes for the fiscal years ending 2008 through 2012. Under the awards, Mr. Nastas is eligible to receive 10,000 shares of restricted stock as of the end of each of such fiscal year. The vesting of each grant of restricted shares is contingent on the Company meeting its annual operating plan target income before income taxes for the year to which the grant relates and, if such target is met, the grant vests in three years. The Company did not meet its target for 2008 and, because vesting would not be possible, the Company did not issue Mr. Nastas a grant of restricted shares for fiscal 2008.

During fiscal 2009, the Company issued long-term incentive awards in the form of non-qualified stock options under the Fiscal 2009 Plan. The Committee believes that, by their very nature, stock options encourage share value in growth because, until the share value grows, the options do not provide compensation. To encourage long-term employment of the named executive officers, 50% of the non-qualified stock options vest on February 28, 2011. To align the interests of the named executive officers and shareowners and to link the named executive officers’ compensation to the Company’s financial performance, the remaining 50% of the stock options vest if the Company achieves its strategic plan for the three-fiscal-year period ending February 28, 2011.

All equity awards to named executive officers are made pursuant to the 1992 Plan. The 1992 Plan provides for awards to be made in the form of stock awards, stock options, stock appreciation rights, restricted stock or other forms of awards based on the Company’s stock price, the performance of the Company or the individual employee. Awards under the 1992 Plan can be paid in cash, stock or both and may have such terms and conditions as the Committee may determine. Separate compensation plans that award stock under the 1992 Plan often are established to designate the terms of specific award programs, as in the case of the Fiscal 2008 Plan and the Fiscal 2009 Plan.

Other Compensation

Severance and Change in Control Agreements.    Each of the named executive officers has entered into a Severance and Change In Control agreement that provides for payment under specified conditions after a change in control of the Company or upon the executive’s termination under certain circumstances, as described in detail under “Executive Compensation – Potential Payments Upon Termination or Change-In-Control.” The Company enters into these agreements to ensure that the named executive officers continue to act in the best interests of the Company’s shareowners in the event of a change in control and to serve as an added executive retention feature.

Perquisites.    The Company provides limited perquisites to named executive officers. The Company provides country club and airline club memberships to certain executive officers, primarily for business purposes, and any personal use of these clubs is paid for by the officers. In fiscal 2008, Messrs. Nastas and Gresser’s compensation included perquisites of $10,250 and $8,075 respectively related to such memberships, representing 2.2% and 2.7% of their compensation respectively.

401(k)/Defined Contribution Plan.    The Company provides a tax-qualified defined contribution retirement plan to eligible employees, including named executive officers, for retirement in the form of a 401(k) savings plan. The Company makes a matching contribution equal to 50% of the participant’s salary deferrals of up to 6% of a participant’s annual salary. The compensation eligible for the matching contribution includes any cash bonuses, but excludes the value of any equity compensation.

Welfare Plans.    The Company offers a health care plan that provides medical, dental, prescription drug, and vision coverage to its employees, including the named executive officers.

Stock Ownership

To further align the interests of management with those of the shareowners, the Company has share retention guidelines that require the named executive officers to hold or control options for Company stock in an amount equal to a multiple of their base salary. Mr. Nastas, as the Company’s Chief Executive Officer, is expected to hold or control options for Company Stock equal to five times his annual base salary and each other named executive officer is expected to hold or control options for Company Stock equal to two times his annual base salary. Individuals who were officers on or before June 1, 2006 were expected to have acquired 20% of their required stock holdings by May 31, 2007 and thereafter acquire an additional 20% of their requirement each year until May 31, 2011, when they are expected to hold 100% of their requirement. For those named executive officers who became officers on or after June 1, 2006, compliance with the holding requirement phases linearly over five years from the date on which the individual became an officer. Annually, the Board of Directors reviews each named executive officer’s stock ownership to ensure adherence to the share retention guidelines.

To promote greater stock ownership in the Company by officers, from time to time the Company has maintained a Merit/Stock Exchange Program, which allows an officer to elect to receive a base salary merit increase in the form of restricted stock, rather than in cash, during periods in which the Company’s trading window is open for officers. Such restricted stock is paid in an amount valued at 125% of the cash value of the merit increase and rounded up to the nearest 100 shares. It vests at the end of the fiscal year to which the merit increase would have been in effect. The Merit/Stock Exchange Program was not in effect during fiscal 2008.

An Employee Stock Purchase Plan for eligible employees, including named executive officers, was approved by shareowners and implemented in fiscal 2008. The Employee Stock Purchase Plan allows for the purchase of shares of the Company’s common stock at 85% of the fair market value of the stock on certain dates.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments and generally tries to design and implement them to maximize tax deductibility. However, to ensure that the Committee maintains the flexibility to structure executive compensation in ways that best promote the interests of the Company, the Committee will not necessarily always seek to limit executive compensation to that deductible under Section 162(m) of the Code. In fiscal 2008, the compensation for all of the named executive officers was deductible by the Company.

COMPENSATION COMMITTEE REPORT

The Compensation, Organization and Corporate Governance Committee has reviewed the Compensation Discussion and Analysis contained in this proxy statement and discussed it with management. Based upon the review and discussions, the Compensation, Organization and Corporate Governance Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following directors, who comprise the Compensation, Organization and Corporate Governance Committee:

Mr. Frank L. Hohmann III, Chairperson

Mr. Avrum Gray

Mr. Sam Licavoli

Dr. Ronald A. Mitsch

Summary Compensation Table for the Year Ended February 29, 2008 and February 28, 2007

The following table discloses compensation received for their services in all capacities to us for fiscal year 2008 and 2007 by (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of February 29, 2008:

Name and Principal Position	Year		Salary ($)		Stock Awards (1) ($)		Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)		All Other Compensation (4) ($)		Total (5) ($)
Clifford D. Nastas Chief Executive Officer	2008 2007		$ $	400,000 350,000	$ $	0 0	$ $	54,701 37,777	$ $	0 34,853	$ $	21,138 19,212	$ $	475,839 441,842

James M. Froisland Chief Financial Officer	2008 2007		$ $	300,800 209,878	$ $	0 0	$ $	21,880 15,111	$ $	0 24,556	$ $	7,857 7,902	$ $	330,536 257,447

Mark J. Gresser Vice President, Sales & Mkt.	2008 2007		$ $	260,500 251,106	$ $	0 0	$ $	21,880 15,111	$ $	0 15,144	$ $	17,937 17,816	$ $	300,317 299,267

Robert R. Rogowski Vice President, Controller	2008 2007	(6)	$ $	200,000 7,564	$ $	0 0	$ $	0 0	$ $	0 0	$ $	3,049 0	$ $	203,049 7,564

John M. Klepper Vice President, Human Resources	2008 2007		$ $	181,900 175,375	$ $	0 0	$ $	10,256 7,083	$ $	0 11,880	$ $	9,486 9,018	$ $	201,642 203,356

(1)	Represents the compensation cost recognized related to restricted stock awards made to named executive officers computed in accordance with FAS 123R. The assumptions used in determining the FAS 123R values are set forth in Note 12, “Equity and Compensation Plans,” to our consolidated financial statements included in our annual report on Form 10-K for the years ended February 29, 2008 and February 28, 2007. The Company did not grant any restricted stock to named executive officers during fiscal 2008. During the fourth quarter of fiscal 2007, the Company determined that the required performance measures for vesting of the restricted stock awards granted in fiscal 2007 would not be met. Accordingly, the Company did not record any compensation expense related to these grants in fiscal 2007.
(2)	Represents the compensation cost recognized related to options granted to named executive officers computed in accordance with FAS 123R. The assumptions used in determining the FAS 123R values are set forth in Note 12, “Equity and Compensation Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 29, 2008 and February 28, 2007. The Company did not grant any options to named executive officers during fiscal 2008. Accordingly, all amounts are related to stock option grants made in fiscal 2007.

(3)	Represents the value of the annual management incentive cash awards received by each named executive officer in the subsequent year in respect of service performed in fiscal years 2008 and 2007. During the second quarter of fiscal 2008, the Company determined that the required performance measures would not be met. Accordingly, the Company did not record any compensation expense related to the annual management incentive plan in fiscal 2008.
(4)	The amounts shown in this column (a) for Mr. Nastas include $10,250 in fiscal 2008 and $10,206 in fiscal 2007 for Nastas’ country club membership and airline club membership as well as $10,889 in fiscal 2008 and $9,006 in fiscal 2007 of matching contributions to Mr. Nastas’ 401(k) and defined contribution plans; (b) for Mr. Froisland include matching contributions to his 401(k) and defined contribution plans; (c) for Mr. Gresser include $8,075 in fiscal 2008 and $8,225 in fiscal 2007 for Gressers’ country club membership and airline club membership as well as $9,862 in fiscal 2008 and $9,591 in fiscal 2007 of matching contributions to Mr. Gressers’ 401(k) and defined contribution plans; (d) for Mr. Rogowski include matching contributions to his 401(k) and defined contribution plans; and (e) for Mr. Klepper include $300 in fiscal 2008 for Kleppers’ airline club membership as well as $9,186 in fiscal 2008 and $9,018 in fiscal 2007 of matching contributions to Mr. Kleppers’ 401(k) and defined benefit plans.
(5)	Represents the sum of the amounts in all of the columns of the Summary Compensation Table for each named executive officer.
(6)	Mr. Rogowski was employed by the Company for less than one month during fiscal 2007.

The following table sets forth the awards that were made under the Material Sciences Corporation 1992 Omnibus Plan to each of our named executive officers during the fiscal year ended February 29, 2008. None of the performance targets for these potential awards were met, see Summary Compensation Table for actual compensation of our officers:

Grants of Plan-Based Awards – Fiscal Year 2008

Name	Grant Date							Exercise or Base Price of Option Awards (3) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Clifford D. Nastas	May 17, 2007(6)	$98,268	$131,024	(5)	$32,756	$43,675	(5)	$7.38	$43,675
Clifford D. Nastas	May 17, 2007(7)				$125,550	$167,400	(5)	TBD	$167,400
Clifford D. Nastas	March 1, 2007(8)				(8)	$101,400	(8)		$101,400
James. M. Froisland	May 17, 2007(6)	$61,581	$82,108	(5)	$20,527	$27,369	(5)	$7.38	$27,369
James. M. Froisland	May 17, 2007(7)				$55,451	$73,935	(5)	TBD	$73,935
Mark J. Gresser	May 17, 2007(6)	$42,665	$56,886	(5)	$14,222	$18,962	(5)	$7.38	$18,962
Mark J. Gresser	May 17, 2007(7)				$41,432	$55,242	(5)	TBD	$55,242
Robert R Rogowski	May 17, 2007(6)	$32,756	$43,675	(5)	$10,919	$14,558	(5)	$7.38	$14,558
Robert R Rogowski	May 17, 2007(7)				$16,740	$22,320	(5)	TBD	$22,320
John M. Klepper	May 17, 2007(6)	$29,792	$39,722	(5)	$9,931	$13,241	(5)	$7.38	$13,241
John M. Klepper	May 17, 2007(7)				$23,018	$30,690	(5)	TBD	$30,690

(1)	Represents the range of payouts for fiscal year 2008 performance under the MIP based on performance targets established by the Committee. The amounts shown in the “threshold” column represent the amount of cash award payable if the minimum level of Company performance is attained. The amounts shown in the “target” column represents the amount of cash awards granted if the target of the Company performance is attained. Please see the “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding these awards and performance measures. See note 5 for maximum award. The Company failed to meet its MIP performance threshold minimums for fiscal 2008. So no payments were made under the MIP for fiscal 2008.
(2)	Represents the range of payouts for fiscal year 2008 performance under the MIP or LTI based on performance targets established by the Committee. The amounts shown in the “threshold” column represent the dollar value of the stock options that were payable if the minimum level of Company performance was attained. The amounts shown in the “target” column represents the dollar value of the stock options that were payable if the target level of the Company performance was attained. Please see the “Compensation Discussion and Analysis – Annual Incentive Awards” for more information regarding these awards and performance measures. See note 5 for maximum award. The Company failed to meet its MIP performance threshold minimums for fiscal 2008. So no payments were made under the MIP for fiscal 2008.

(3)	The exercise price of the options granted is determined based on the closing price of our common stock on the New York Stock Exchange on the last day of the award term. For the MIP, this was February 29, 2008; for the LTI, this will be February 28, 2010.
(4)	Represents the grant date fair value of the awards computed in accordance with FAS 123R.
(5)	The plan award opportunities are based upon achievement of specific performance measures and goals. There are no maximum award levels specified for any award. However, under the 2007 Incentive Plan, the aggregate maximum payout under the MIP and LTI to any participant in any award period may not exceed $5 million.
(6)	Represents possible payout under the MIP plan if various company profitability performance targets had been met for fiscal 2008. Part of the annual award would also have been contingent on performance of individual goals. The potential payout would have been made as of February 29, 2008; the award would have been made 75% in cash and 25% in stock options. The number of stock options to be issued would be based upon the closing sales price of the Company’s common stock on the New York Stock Exchange on the last trading day of the award term, February 29, 2008. No fractional shares shall be issued pursuant to the Plan. The stock options to be granted on February 29, 2008 would not vest for those employees unless they would be continuously employed through February 28, 2010.
(7)	Represents possible payout under the LTI plan if various company profitability performance targets had been met for fiscal 2008, 2009 and 2010. The possible payout would have been made as of February 28, 2010; the award would have been made sixty percent (60%) in shares of restricted stock and forty (40%) in non-qualified stock options. The number of shares of restricted stock and options to be issued pursuant to the long-term incentive award payout would have been based upon the closing sales price of the Company’s common stock on the New York Stock Exchange on the last trading day of the award term, February 28, 2010. No fractional shares of restricted stock shall be issued pursuant to the plan. The restricted stock and options to be granted on February 28, 2010 would both vest as follows: 50% for those employees continuously employed through February 28, 2010, and the remaining 50% for those employees continuously employed through February 28, 2011.
(8)	Represents the dollar value of 10,000 shares of restricted stock to be issued to Mr. Nastas at the end of fiscal 2008 under an award with a measurement date of March 1, 2007 if the Company achieved an income performance target for fiscal 2008. Under the award, only one payout was possible. If granted, the restricted stock would have vested three years after the end of fiscal 2008.

Further information regarding the terms of each named executive officer’s employment and the terms of the awards reported in the Grants of Plan Based Awards Table is set forth above in the Compensation Discussion and Analysis and in the footnotes to such table.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of February 29, 2008:

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Clifford D. Nastas	0	60,000	0		$12.75	June 21, 2011	0	0	7,600	$56,088

James M. Froisland	0	24,000	0		$12.75	June 21, 2011	0	0	3,200	$23,616

Mark J. Gresser	0	24,000	0		$12.75	June 21, 2011	0	0	3,200	$23,616

Robert R. Rogowski	0	0	0		—	—	0	0	0	$0

John M. Klepper	1,800	11,250	0	$ $	10.00 12.75	March 1, 2012 June 21, 2011
							0	0	2,000	$14,760

(1)	The vesting date for each of the options set forth in this column is June 21, 2009.
(2)	The restricted stock vests on an all or nothing basis on February 28, 2009 provided that (a) the employee remains in continuous employment until that date, and (b) the sum of the after-tax net income per diluted share for the Company’s fiscal years ended February 28, 2007, February 29, 2008, and February 28, 2009 is at least equal to the cumulative target set by the Committee. While interim targets for these awards were not achieved, the potential awards are still outstanding until the three year cumulative outcome is known at February 28, 2009.
(3)	Based on the closing price of our common stock of $7.38 on February 29, 2008, as reported on the New York Stock Exchange.

Option Exercises and Vesting and Pension Benefits

None of our named executive officers exercised stock options or held restricted stock that vested in fiscal 2008. The named executive officers do not participate in any of the Company’s defined benefit plans nor in any of the Company’s non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change-In-Control

The Company entered into severance and change in control agreements (the “Severance Agreements”) with Messrs. Nastas, Froisland, Gresser, Rogowski and Klepper which became effective on July 1, 2007. The Severance Agreements have a term of one year, and are automatically renewable for successive one-year terms unless either party gives written notice at least 60 days prior to the expiration of the then current term that such party seeks to terminate the agreement as of June 30 of the then current year. In the event that the Company terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge, the executive will be entitled to receive severance in the amount of 1.0 times the sum of such executive’s base salary and the amount awarded to the executive under the management incentive plan for the most recently completed fiscal year (the “Compensation Amount”).

In the event that the Company terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a termination by constructive discharge within 15 months of a change in control (CIC), then under the Severance Agreement the executive will be entitled to receive severance in the amount of 1.5 times such executive’s Compensation Amount. In addition, all stock options or shares of restricted stock which are unvested immediately prior to a termination following a change in control shall become fully vested and remain exercisable for at least ninety days after change in control. The executives are also entitled to outplacement and other benefits under the Severance Agreements, and are subject to non-competition and non-solicitation covenants following termination for a period of two years.

The definitions of “cause,” “change in control,” “constructive discharge” and “disability” under the Severance Agreements are as follows:

“Cause” means, with respect to the Executive, one or more of the following: (i) the Executive’s commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) the Executive’s reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Affiliates public disgrace or disrepute or economic harm, (iii) failure by the Executive to perform duties as reasonably directed by the Company officer or other employee to whom the Executive primarily reports (or, with respect to the Chief Executive Officer, the Board), (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the disadvantage or detriment of the Company and its Affiliates, (v) breach of fiduciary duty, negligence or misconduct with respect to the Company or any of its Affiliates, (vi) if the Executive is covered by an employment agreement with the Company or an Affiliate, any breach of such agreement which is not cured to the Company’s Chief Executive Officer (or, with respect to such Chief Executive Officer, the Board) reasonable satisfaction within fifteen (15) days after written notice thereof to the Executive.

“Change in Control” means: (i) the acquisition by any Person or Persons acting in concert, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock); or (ii) the consummation of (a) any consolidation or merger of the Company, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger hold proportionately at least a majority of the outstanding common stock of the continuing or surviving corporation; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (“Transfer Transaction”), except where (1) the Company owns all of the outstanding stock of the transferee entity or (2) the holders of the Company’s common stock immediately prior to the Transfer Transaction own proportionately at least a majority of the outstanding stock of the transferee entity, immediately after the Transfer Transaction; or (c) any consolidation or merger of the Company where, after the consolidation or merger, one Person owns one hundred percent (100%) of the shares of stock of the Company (except where the holders of the Company’s common stock immediately prior to such merger or consolidation own proportionately at least a majority of the outstanding stock of such Person immediately after such consolidation or merger.

“Constructive Discharge” means the occurrence, without the express written consent of the Executive, of any one of the following events: (i) the assignment to the Executive of any duties significantly inconsistent with the Executive’s position and status with the Company or a substantial adverse alteration in the nature or status of the Executive’s employment responsibilities from those in existence on the date hereof; (ii) the relocation of the Executive’s office or job location to a location not within seventy-five miles (75) of the Executive’s present office or job location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; (iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity assumes this Agreement and all obligations and undertakings hereunder by operation of law or otherwise, or (iv) a substantial reduction in the Executive’s Compensation, other than a reduction that is part of an overall reduction in the Compensation of all officers of the Company. [For purposes of this Agreement, a substantial reduction in the Executive’s Compensation shall be deemed to have occurred if, at any time during the term hereof, the Executive’s Compensation is reduced below eighty-five percent (85%) of his Compensation as of the Effective Date]

An event shall not be considered a Constructive Discharge unless the Executive provides written notice to the Company specifying the event relied upon for Constructive Discharge within sixty (60) days after the occurrence of such event. Within thirty (30) days of receiving such written notice from the Executive, the Company may cure or cause to be cured the event upon which the Executive claims a Constructive Discharge and no Constructive Discharge shall have been considered to have occurred with respect to such event. The Company and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge.

“Disability” means a mental or physical illness that entitles the Executive to receive benefits under the long-term disability plan of the Company, or, if there is no such plan or the Executive is not covered by such a plan or the Executive is not an employee of the Company, a mental or physical illness that renders the Executive totally and permanently incapable of performing the Executive’s duties for the Company, as determined by the Committee. Notwithstanding the foregoing, a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offence. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

The following tables show the potential payments to each of the named executive officers upon his termination of employment or a change in control under his Severance Agreement or under the terms of the award agreements related to his outstanding equity awards, assuming a termination or change in control occurred on February 29, 2008.

CLIFFORD D. NASTAS

	Cash Severance Payment		Outplace- ment Services (1)	Continuation of Medical/ Welfare Benefits (present value)		Stock Options		Restricted Stock Awards		Total Termination or CIC Benefits
Voluntary Termination	$0		$0	$0		$0		$0		$0
Death, Disability, Retirement or Change in Control without Termination	$0		$0	$0		$0	(2)	$0	(3)	$0
Without Cause Termination or Constructive Discharge Termination	$400,000	(4)	$20,000	$11,783	(5)	$0	(2)(6)	$0	(3)(6)	$431,783
Without Cause Termination or Constructive Discharge Termination after Change in Control (7)	$600,000	(8)	$20,000	$17,586	(9)	$0	(10)	$56,088	(10)	$693,674
For Cause Termination	$0		$0	$0		$0		$0		$0

JAMES M. FROISLAND

	Cash Severance Payment		Outplace- ment Services (1)	Continuation of Medical/ Welfare Benefits (present value)		Stock Options		Restricted Stock Awards		Total Termination or CIC Benefits
Voluntary Termination	$0		$0	$0		$0		$0		$0
Death, Disability, Retirement or Change in Control without Termination	$0		$0	$0		$0	(2)	$0	(3)	$0
Without Cause Termination or Constructive Discharge Termination	$300,800	(4)	$20,000	$13,008	(5)	$0	(2)(6)	$0	(3)(6)	$333,808
Without Cause Termination or Constructive Discharge Termination after Change in Control (7)	$451,200	(8)	$20,000	$19,414	(9)	$0	(10)	$23,616	(10)	$514,230
For Cause Termination	$0		$0	$0		$0		$0		$0

MARK J. GRESSER

	Cash Severance Payment		Outplace- ment Services (1)	Continuation of Medical/ Welfare Benefits (present value)		Stock Options		Restricted Stock Awards		Total Termination or CIC Benefits
Voluntary Termination	$0		$0	$0		$0		$0		$0
Death, Disability, Retirement or Change in Control without Termination	$0		$0	$0		$0	(2)	$0	(3)	$0
Without Cause Termination or Constructive Discharge Termination	$260,500	(4)	$20,000	$10,784	(5)	$0	(2)(6)	$0	(3)(6)	$291,285
Without Cause Termination or Constructive Discharge Termination after Change in Control (7)	$390,750	(8)	$20,000	$16,096	(9)	$0	(10)	$23,616	(10)	$450,462
For Cause Termination	$0		$0	$0		$0		$0		$0

ROBERT R. ROGOWSKI

	Cash Severance Payment		Outplace- ment Services (1)	Continuation of Medical/ Welfare Benefits (present value)		Stock Options		Restricted Stock Awards		Total Termination or CIC Benefits
Voluntary Termination	$0		$0	$0		$0		$0		$0
Death, Disability, Retirement or Change in Control without Termination	$0		$0	$0		$0	(2)	$0	(3)	$0
Without Cause Termination or Constructive Discharge Termination	$200,000	(4)	$20,000	$10,784	(5)	$0	(2)(6)	$0	(3)(6)	$230,784
Without Cause Termination or Constructive Discharge Termination after Change in Control (7)	$300,000	(8)	$20,000	$16,096	(9)	$0	(10)	$0	(10)	$336,096
For Cause Termination	$0		$0	$0		$0		$0		$0

JOHN M. KLEPPER

	Cash Severance Payment		Outplace- ment Services (1)	Continuation of Medical/ Welfare Benefits (present value)		Stock Options		Restricted Stock Awards		Total Termination or CIC Benefits
Voluntary Termination	$0		$0	$0		$0		$0		$0
Death, Disability, Retirement or Change in Control without Termination	$0		$0	$0		$0	(2)	$0	(3)	$0
Without Cause Termination or Constructive Discharge Termination	$181,900	(4)	$20,000	$3,139	(5)	$0	(2)(6)	$0	(3)(6)	$205,039
Without Cause Termination or Constructive Discharge Termination after Change in Control (7)	$272,850	(8)	$20,000	$4,685	(9)	$0	(10)	$14,760	(10)	$312,295
For Cause Termination	$0		$0	$0		$0		$0		$0

(1)	Reflects the maximum amount payable under the severance agreement. Upon termination of an executive officer’s employment by the Company for any reason other than for cause, disability or death and upon termination by the executive officer in the event of a constructive discharge, the executive officer has the option to receive either a $10,000 cash payment or outplacement services at an aggregate cost of up to $20,000.
(2)	Pursuant to the terms of the non-qualified stock option agreements between the Company and the named executive officers, the unvested stock options held by the executive officer partially vest as of the date of any of the following vesting events: the sale of the Company or termination of the executive officer’s employment due to death, permanent disability, retirement or termination by the Company without cause. The partial vesting is calculated by multiplying the number of shares underlying the option by a fraction, (x) the numerator of which is the number of whole or partial calendar months from the grant date of the option, and (y) the denominator of which is 36. This fraction would equal 0.50 for a vesting event occurring on February 29, 2008. The exercise price for the options held by all of the executive officers is more than the closing price of $7.38 on the New York Stock Exchange on February 29, 2008. The options’ vesting acceleration does not provide an immediate termination benefit to these officers and no amount is credited in the table with respect to these options. The executive officer may exercise the accelerated options until the earlier to occur of the third anniversary of the vesting event or the fifth anniversary of the date of the stock option agreement.

(3)	Pursuant to the terms of the restricted stock award agreements between the Company and the named executive officers, upon the occurrence of one of a specified group of vesting events the unvested restricted stock held by the executive officer as of the vesting event partially vests if the Company has met certain performance measures: the sale of the Company or termination of the executive officer’s employment due to death, permanent disability, retirement or by the Company without cause. The vesting formula pursuant to which the partial vesting occurs provides that the Company must be on track to meet certain performance criteria as of the fiscal quarter most recently completed prior to or concurrent with the vesting event, and if it is on track, then the number of shares vesting is equal to the total number of shares multiplied by a fraction, (x) the numerator of which is the number of whole or partial calendar months which have elapsed from the grant date of the restricted shares, and (y) the denominator of which is 36. This fraction would equal 0.25 for a vesting event occurring on February 29, 2008. As of the year ended February 29, 2008, the Company was not on track to meet the performance criteria and therefore the executive officers would not have received a termination benefit.
(4)	Represents an amount equal to (a) the executive officer’s annual salary as of the termination date, and (b) the non-equity cash incentive award under the Company’s Management Incentive Plan received by the executive officer in the most recently completed fiscal year (for purposes of this table, the annual salary and bonus received by each executive officer for services provided in fiscal year 2008 under the Management Incentive Plan is used).
(5)	Represents the estimated present value as of February 29, 2008 of the cost of the continuation of medical, dental, prescription drug and vision benefits for the executive officer and family (if dependent coverage was provided) for 12 months following the executive officer’s employment termination.
(6)	If a named executive officer terminates his employment after being constructively discharged by the Company, only vested stock options held by the executive officer as of the termination date are exercisable by the terminated executive officer for the amount of time stated in the respective plan pursuant to which the option was awarded or, if the plan was silent, for a period of 90 days following the executive officer’s employment termination. Therefore, since no acceleration of unvested stock options or restricted stock awards occurs, the value in the “Stock Options” and “Restricted Stock Awards” columns is zero with respect to a constructive discharge termination.
(7)	A termination event is considered to be “after” a change in control of the Company pursuant to the named executive officer’s executed Severance Agreements, if the employment termination occurs within 15 months following a change in control.
(8)	Represents an amount equal to 1.5 multiplied by the sum of (a) the executive officer’s annual salary as of the termination date, and (b) the non-equity cash incentive award under the Management Incentive Plan received by the executive officer in the most recently completed fiscal year (for purposes of this table, the annual incentive award received by each executive officer for services provided in fiscal year 2008 under the Management Incentive Plan is used).
(9)	Represents the estimated present value as of February 29, 2008 of the cost of the continuation of medical, dental, prescription drug and vision benefits for the executive officer and family (if dependent coverage was provided) for 18 months following the executive officer’s employment termination.
(10)	All unvested stock options and unvested restricted stock held by an executive officer immediately vest upon termination of employment following a change in control and, along with all then vested stock options, are exercisable by the terminated executive officer for the amount of time stated in the respective plan pursuant to which the option or restricted stock was awarded or, if the plan was silent, for a period of 90 days following the executive officer’s employment termination. The valuation shown is based upon (a) multiplying the number of shares underlying such accelerated unvested stock options and restricted stock by the closing price of the Company’s common stock on February 29, 2008, which was $7.38 per share, minus, (b) only with respect to the accelerated unvested stock options, an amount equal to the number of shares underlying such stock options multiplied by the exercise price of each option. The exercise price for the options held by all of the executive officers is more than the closing price of $7.38 on the New York Stock Exchange on February 29, 2008, so the options’ vesting acceleration does not provide an immediate termination benefit to these officers and no amount is credited in the table with respect to these options.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Hohmann, Gray, Mitsch, or Licavoli, the persons who served as members of the Compensation, Organization and Corporate Governance Committee during the last fiscal year, has ever been an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

Transactions with Related Persons

The Audit Committee is responsible for review of “related person transactions” between MSC and related persons and making a recommendation with respect to such related person transactions to the Board. A “related person transaction” is any transaction or series of transactions in which the Company or one of its subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under Securities and Exchange Commission rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Our Code of Business Ethics, which contains certain provisions setting out conflicts of interest restrictive transactions between MSC and “related parties”, applies to each of our executive officers and directors.

Our Corporate Governance Guidelines provide that it is the responsibility of each of our executive officers and directors to advise the Chairperson of the Board of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. A nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Code of Business Ethics and under applicable Securities and Exchange Commission and New York Stock Exchange rules in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

In addition, please see the descriptions of our severance and change in control agreements under “Potential Payments Upon Termination or Change-In-Control” above.

OTHER MATTERS

Shareowner Proposals and Director Nominations for 2009 Annual Meeting of Shareowners

Proposals of shareowners intended to be presented at the 2009 Annual Meeting of Shareowners must be received by us no later than January 23, 2009, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

Under our By-Laws, shareowners may nominate directors or bring other business before our 2009 Annual Meeting of Shareowners by delivering notice to us (containing certain information specified in the By-Laws) no earlier than March 28, 2009 nor later than April 27, 2009. Please note that these requirements are separate and apart from, and in addition to, the Securities and Exchange Commission’s requirements that a shareowner must meet to have a shareowner proposal included in our proxy statement as discussed above. A copy of the full text of the provisions of the By-Laws discussed above may be obtained from our public filings with the Securities and Exchange Commission or by submitting a written request to the Secretary of MSC.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these or other applicable requirements.

Director Nominations to be Considered by the Board

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a shareowner entitled to vote generally in the election of directors. The Compensation, Organization and Corporate Governance Committee has the authority to retain a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and to facilitate the screening and nomination process for such nominees. For a nomination to be properly made by any shareowner and to be considered for recommendation by the Board to the shareowners and included in our proxy statement for the 2009 annual meeting, written notice of such shareowner’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Secretary of MSC (and must be received by the Secretary) no later than January 23, 2009. Such notice shall set forth: (1) the name and address of the shareowner making the nomination and of the person to be nominated; (2) the number of shares of common stock beneficially owned by that shareowner; (3) the name, age, business address and residence of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of common stock of MSC beneficially owned by the nominee; and (6) the written consent of the nominee to having such nominee’s name placed in nomination at the meeting and to serve as a director if elected. In order for a shareowner nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined from time to time by the Compensation, Organization and Corporate Governance Committee.

MSC evaluates director nominees recommended by shareowners in the same manner in which it evaluates other director nominees. The Compensation, Organization and Corporate Governance Committee has established selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareowners, and address the issues of experience and personal attributes. In identifying candidates for positions on the Board, the Compensation, Organization and Corporate Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2008, the Company did not use any search firm or pay any fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Board, with the assistance of the Compensation, Organization and Corporate Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal attributes for potential director nominees include: unquestioned personal integrity, loyalty to MSC and concern for its success and welfare, courage to criticize, application of sound business ethics and independent judgment, awareness of a directors’ vital part in MSC’s good corporate citizenship and the corporate image, time available for meetings and consultation on MSC matters, independence and the absence of conflict of interests, wide contacts with business and political leaders, and willingness to assume responsibility on behalf of all shareowners to oversee the management of the enterprise.

Desired experience for potential director nominees include: high-level leadership experience in business or administrative activities with public companies, relevant ongoing business, governance or administrative activities, specialized expertise in relevant industries, breadth of knowledge about issues affecting MSC, and ability and willingness to contribute special competencies to Board activities.

The composition, skills and needs of the Board change over time and will be considered by the Board in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

Solicitation of Proxies

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, we will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of our common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, we expect to pay approximately $1,125 to Georgeson Inc. for certain mailing services for the proxy statement. Some of our officers and other employees may solicit proxies personally, by telephone, by mail, facsimile transmission or other forms of electronic communication. Our officers and employees will not receive any additional compensation for such activities.

Additional Information

We will provide, without charge to each shareowner upon written request, a copy of our Annual Report on Form 10-K, including the financial statement schedules, for our most recent fiscal year and will provide copies of the exhibits to such Form 10-K upon payment of a reasonable fee which shall not exceed MSC’s reasonable expenses in connection therewith. Individuals interested in receiving such Form 10-K should submit a written request to:

Shareowner Relations Department

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, IL 60007

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD JUNE 26, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareowners, Annual Report to Shareowners for the year ended February 29, 2008 and Annual Report on From 10-K for the year ended February 29, 2008 are available at http://www.matsci.com.

By Order of the Board of Directors,

James M. Froisland

Senior Vice President, Chief Financial Officer,

Chief Information Officer and Corporate Secretary

Elk Grove Village, Illinois

June 4, 2008

Notice of Annual Meeting

of Shareowners

and Proxy Statement

Meeting Date

June 26, 2008

YOUR VOTE IS IMPORTANT!

Please promptly vote your proxy.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECT EIGHT DIRECTORS: (duly nominated and named on the reverse side of this proxy and listed to the right)		NOMINEES: 01 Avrum Gray, 02 Frank L. Hohmann III, 03 Samuel Licavoli, 04 Patrick J. McDonnell, 05 Dr. Ronald A. Mitsch, 06 Clifford D. Nastas, 07 John P. Reilly and 08 Dominick J. Schiano	2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending February 28, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees
☐	☐

Withhold votes from nominee(s) (write name(s) of nominee(s)) or give cumulative voting instructions (write name(s) of nominee(s) and number of votes allocated to such nominee(s)) as indicated on the line below:

Signature	Signature	Date

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should indicate their capacity when signing. If a corporation, please sign in full corporate name by president or other authorized officer and indicate title. If a partnership, please sign in partnership name by authorized person and indicate title. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Ù FOLD AND DETACH HERE Ù

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL STOCKHOLDER MEETING TO BE HELD ON JUNE 26, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareowners, Annual Report to Shareowners for the fiscal year ended February 28, 2009 and Annual Report on Form 10-K for the fiscal year ended February 28, 2009 are available at:

http://www.matsci.com

MATERIAL SCIENCES CORPORATION

2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007

PROXY — Solicited on Behalf of the Board of Directors — PROXY

Annual Meeting of Shareowners to be Held on June 26, 2008

Please mark, date and sign on reverse side and return in the enclosed envelope

The undersigned hereby appoints Dr. Ronald A. Mitsch and Clifford D. Nastas, as proxies, each with full power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on June 26, 2008, at 10:00 a.m., CDT at the Company’s Headquarters, 2200 East Pratt Boulevard, Elk Grove Village, Illinois, or at any adjournment or postponement thereof.

Your vote for eight directors may be indicated on the reverse side. Avrum Gray, Frank L. Hohmann III, Samuel Licavoli, Clifford D. Nastas, Dr. Ronald A. Mitsch, John P. Reilly, Patrick J. McDonnell and Dominick J. Schiano, have been nominated for election of directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary direction is given, the shares represented by this proxy will be voted (1) FOR the election of all nominees for director; and (2) FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending February 28, 2009. Unless a contrary direction is given, this proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors. If you withhold your vote for a nominee, all of your cumulative votes will be allocated to the remaining nominees as determined by the proxies. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù